Exhibit 10.4

Execution Copy

LIMITED CONSENT AND SECOND AMENDMENT TO TERM LOAN AGREEMENT

This LIMITED CONSENT AND SECOND AMENDMENT TO TERM LOAN AGREEMENT (this “Amendment”), is entered into as of January 30, 2015, by and among Lighting Science Group Corporation, a Delaware Corporation (the “Borrower”), the Lenders (as defined below) signatory hereto, and Medley Capital Corporation, a Delaware corporation (“Medley”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the lenders from time to time party thereto (“Lenders”) and the Agent are parties to that certain Term Loan Agreement dated as of February 19, 2014, as amended by the First Amendment to Term Loan Agreement dated as of April 25, 2014, (as amended hereby and as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, the Borrower has informed the Agent and Lenders that it intends to issue 11,525 units of its Series J Convertible Preferred Stock for net cash proceeds of $11,525,000 (the “Specified Equity Issuance”), which is prohibited by Section 6.12 of the Loan Agreement because such Equity Interests constitute Disqualified Equity Interests under the Loan Agreement;

WHEREAS, the Borrower has requested that (w) it be permitted to make the Specified Equity Issuance and to retain the net cash proceeds thereof (the “Specified Net Cash Proceeds”) for working capital and for other general corporate purposes that are not prohibited by the Loan Agreement, (x) the full amount of the Specified Net Cash Proceeds (equal to $11,525,000) be added to EBITDA for the purpose of determining compliance with Section 7.6 (Minimum Fixed Charge Coverage Ratio) for the six month period ending on March 31, 2015, nine month period ending on June 30, 2015, and the twelve month periods ending on each of September 30, 2015 and December 31, 2015 (collectively, the “Specified Covenant Periods”), (y) up to thirty five percent (35.0%) of the Specified Net Cash Proceeds (equal to $4,033,750) be added to EBITDA for the purpose of determining compliance with Section 7.1 (Minimum EBITDA) for the Specified Covenant Periods and (z) the Minimum EBITDA levels set forth in Section 7.1 be amended with respect to each of the Specified Covenant Periods;

WHEREAS, the Borrower is, together with several of its affiliates, equity owners and other Persons, a defendant in securities litigation brought by Geveran Investments Limited (the “Geveran Litigation”), and on August 28, 2014, an Order Granting Plaintiff’s Motion for Partial Summary Judgment Under its First Cause of Action for Violation of the Florida Securities and Investment Protection Act (the “August 28 Order”) was granted by the Circuit Court of the Ninth Judicial Circuit in and for Orange County, Florida;

WHEREAS, as of the date hereof, the August 28 Order has not been entered, but is expected to be entered during the month of April 2015 (such entry, if and when it occurs, the “Order Entry”), and within thirty (30) days of the Order Entry, an affiliate of Sponsor intends to post and secure a supersedeas bond (the “Appeal Bond”) and the Borrower and other co-defendants intend to file an appeal with respect to the August 28 Order; and

WHEREAS, the Borrower has requested that the Agent and the Lenders amend the Loan Agreement on the terms set forth herein, and the Agent and the Lenders have agreed to such amendment subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.     Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Loan Agreement.

2.     Limited Consent. Upon satisfaction of the conditions to effectiveness set forth in Section 6 below and notwithstanding Section 6.12 of the Loan Agreement, Agent and the Lenders hereby consent to the Borrower making the Specified Equity Issuance pursuant to the documentation attached hereto as Exhibit B and retaining the Specified Net Cash Proceeds for working capital and for other general corporate purposes that are not prohibited by the Loan Agreement. Notwithstanding anything herein or in the Loan Documents or the Intercreditor Agreement to the contrary, Agent and Lenders agree and acknowledge that the Specified Net Cash Proceeds shall be first applied to the obligations arising under the Revolving Loan Agreement (but not in permanent reduction of the maximum revolving amount under the Revolving Loan Documents). The Revolving Agent shall be entitled to rely on the consent provided herein and the foregoing agreement and acknowledgment by Agent and the Lenders. The foregoing is a limited consent, and shall not, except as otherwise expressly provided in this Agreement, constitute (a) a modification or alteration of the terms, conditions or covenants of the Loan Agreement or any other Loan Document or (b) a waiver, release, or limitation upon the exercise by Agent or any Lender of any of its rights, legal or equitable, thereunder.

3.     Amendments to Loan Agreement. Upon satisfaction of the conditions to effectiveness set forth in Section 6 below, the Loan Agreement is hereby amended as follows:

(a)     Article 5 of the Loan Agreement is hereby amended by adding the following provision as Section 5.2:

“5.2     Notices. The Borrower shall promptly notify the Agent and each Lender of each of the following (and in no event later than five (5) Business Days after the occurrence thereof):

(a)     the occurrence or existence of any Event of Default, or to the best of Borrower’s knowledge, Default;

(b)     (i) any dispute, litigation, investigation, proceeding or suspension which may exist at any time, or the commencement of, or any material development in, any litigation or proceeding by or before any Governmental Authority against any Loan Party or any Subsidiary of any Loan Party (A) that would, if adversely determined, either individually or in the aggregate, be expected to result in a liability in excess of $250,000, or (B) with respect to any Loan Document, or (ii) any material update with respect to the Geveran Litigation;

(c)     any Material Adverse Effect subsequent to the date of the most recent financial statements delivered to the Agent pursuant to this Agreement; and

(d)     any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary of any Loan Party.

Each notice pursuant to this Section 5.2 shall be accompanied by a statement by an Authorized Person of the Borrower, setting forth details of the occurrence referred to therein, and if applicable, stating what action the Borrower proposes to take with respect thereto and at what time. To the extent applicable, each notice under Section 5.2 shall describe with reasonable particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.”

(b)     Article 5 of the Loan Agreement is hereby amended by adding the following provision as Section 5.18:

“5.18     Geveran Litigation. Borrower shall notify the Agent and each Lender promptly (and in any event within two (2) Business Days) of the Order Entry (as defined in the Second Amendment). The Borrower shall provide to the Agent and each Lender, in advance of execution, all documentation to be entered into by Sponsor, any of Sponsor’s Affiliates, or any Loan Party in respect of the Appeal Bond (as defined in the Second Amendment), and the Borrower will not enter into such documentation until it has received the Agent’s written consent, not to be unreasonably withheld and to be delivered reasonably promptly (or, to be negotiated with all due promptness, if such initial documentation is not reasonably acceptable to the Agent). Such documentation shall provide that the provider of the Appeal Bond shall not be granted a Lien on any Collateral or have recourse against the Borrower or any Loan Party in respect of the Appeal Bond that is senior or pari passu to the interests of Agent and each Lender; provided, that it is understood and agreed that certain Persons who post the Appeal Bond may have rights of contribution or indemnification from the Borrower or other Loan Parties and any such rights of contribution or indemnification in favor of the Sponsor or any of Sponsor’s Affiliates shall be subject to a subordination agreement substantially in the form set forth in Exhibit C of the Second Amendment (it being understood and agreed that Agent shall have executed an acknowledgment, consent or other documentation as may be reasonably agreed with the Revolving Agent in respect of the Intercreditor Agreement in order to address the allocation of turnover proceeds under such subordination agreement to the “ABL Debt” (as defined in the Intercreditor Agreement), to confirm that the “Collateral” (as defined in the Intercreditor Agreement) includes payments made with respect to the indebtedness subordinated by such subordination agreement, and to provide that any such payments, net of any enforcement costs and expenses, shall be turned over to Agent or Revolving Agent and applied to the “ABL Debt” (as such term is defined in the Intercreditor Agreement) in accordance with the Intercreditor Agreement (including, without limitation, Section 5 thereof), but in any event without any reduction of the “Capped ABL Line” (as defined in the Intercreditor Agreement) or permanent reduction of the principal amount of the “ABL Debt” (as defined in the Intercreditor Agreement)).

(c)     Section 7.1 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“7.1     Minimum EBITDA. Commencing with the fiscal quarter ending December 31, 2014, maintain EBITDA, measured for the period specified below ending on the last day of the applicable fiscal quarter, of not less than the amount set forth opposite such period below:

Period	Minimum EBITDA
For the twelve months ending December 31, 2014	-($15,000,000)
For the six months ending March 31, 2015

-($7,300,000); provided, that for the six-month period ending on March 31, 2015, EBITDA, for the purposes of calculating compliance with this Section 7.1 and for no other purpose, shall be increased by $2,016,875.

For the nine months ending June 30, 2015

-($7,600,000); provided, that for the nine-month period ending on June 30, 2015, EBITDA, for the purposes of calculating compliance with this Section 7.1 and for no other purpose, shall be increased by $3,025,313.

For the twelve months ending September 30, 2015

-($4,800,000); provided, that for the twelve-month period ending on September 30, 2015, EBITDA, for the purposes of calculating compliance with this Section 7.1 and for no other purpose, shall be increased by $4,033,750.

For the twelve months ending December 31, 2015

$5,200,000; provided, that for the twelve-month period ending on December 31, 2015, EBITDA, for the purposes of calculating compliance with this Section 7.1 and for no other purpose, shall be increased by $4,033,750.

For the twelve months ending on March 31, 2016 and each fiscal quarter thereafter	75% of EBITDA projected for such fiscal quarter in Borrower’s Projections delivered in accordance with clause (e) of Schedule 5.1(a) to the extent reasonably satisfactory to Agent.

(d)     Schedule 1.1 of the Loan Agreement is hereby amended by adding the definitions of “Second Amendment” and “Second Amendment Effective Date” in the correct alphabetical order, and revising the definition of “Fixed Charge Coverage Ratio”, as follows:

““Second Amendment” means that certain Second Amendment to Loan Agreement, dated as of the Second Amendment Effective Date, by and among the Borrower, Agent and the Lenders party thereto.”

““Second Amendment Effective Date” means January 30, 2015.”

““Fixed Charge Coverage Ratio” means a ratio of (i) EBITDA, to (ii) for Revolving Borrowers on a consolidated basis, interest expense (but excluding interest paid in property other than cash and any other interest expense not paid in cash during such period), plus payments of principal actually made or scheduled to be made with respect to indebtedness (other than scheduled but unpaid payments on indebtedness subordinated to the Obligations and principal payments on the revolving loans under the Revolving Loan Agreement), plus payments with respect to capitalized leases, plus payments with respect to taxes, plus dividends and distributions, plus unfinanced capital expenditures; provided, that for the purposes of calculating Fixed Charge Coverage Ratio for each of the six-month period ending on March 31, 2015, the nine-month period ending on June 30, 2015, the twelve-month period ending on September 30, 2015 and the twelve-month period ending on December 31, 2015, clause (i) of this definition shall be increased by $11,525,000.”

4.     Disclosure Updates. Pursuant to Section 5.10 of the Loan Agreement, (i) each of Schedule A-2, Schedule 4.1(b), Schedule 4.1(c), Schedule 4.6(b), Schedule 4.23 and Schedule 4.26 to the Loan Agreement and (ii) Schedule 7 to the Guaranty and Security Agreement, are hereby amended and replaced by the applicable Schedules attached hereto as Exhibit A (collectively, the “Specified Disclosure Updates”).

5.     Limited Waiver. Each of Agent and the Lenders hereby waive any Event of Default that may have occurred or is deemed to exist pursuant to Sections 8.2(a), 8.2(b) or 8.12 of the Loan Agreement, as a result of: (i) any delay in providing the Specified Disclosure Updates, in violation of Section 5.10 of the Loan Agreement, (ii) the change of Borrower’s chief executive office without prior written consent of Required Lenders, in violation of Section 5.14 of the Loan Agreement, or (iii) any cross-default deemed to exist under the Revolving Loan Agreement on or prior to the date hereof which has been waived or otherwise no longer exists as of the date hereof, and arising out of or the actions or inactions described in clauses (i) and (ii) of this paragraph, or similar or equivalent breaches under the Revolving Loan Agreement, including, without limitation, those certain “Designated Defaults” as defined in, and waived pursuant to, the Second Amendment to Loan and Security Agreement dated as of the date hereof, by and among Borrower, Biological Illumination, LLC, and Revolving Agent.

6.     Conditions. The effectiveness of this Amendment is subject to the following conditions:

(a)     the execution and delivery of this Amendment by the Borrower, Agent, and each of the Lenders;

(b)     after giving effect to this Amendment, the representations and warranties set forth herein shall be true and correct and no Default or Event of Default shall exist and be continuing;

(c)     Borrower shall have delivered to the Agent true, correct and complete executed copies of all material documentation related to the Specified Equity Issuance, which is attached hereto as Exhibit B;

(d)     Agent shall have entered into an amendment and waiver with the Revolving Agent in form and substance satisfactory to the Agent, a true, correct and complete copy of which shall be provided to the Agent promptly upon execution; and

(e)     Borrower shall have paid all fees, costs and expenses of the Agent and Lenders in connection with this Amendment, including, without limitation, reasonable fees, costs and expenses of the Agent’s and Lenders’ counsel.

7.     Representations and Warranties. The Borrower hereby represents and warrants to the Agent and each Lender as follows:

(a)     Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)     Borrower has the power and authority to execute, deliver and perform its obligations under this Amendment;

(c)     the execution, delivery and performance by the Borrower of this Amendment has been duly authorized by all necessary action and does not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority);

(d)     this Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable against Borrower in accordance with its terms;

(e)     after giving effect to this Amendment, no Default or Event of Default exists or shall exist immediately following the consummation of the changes contemplated hereby;

(f)     all representations and warranties contained in the Loan Agreement are true and correct as of the date hereof, except to the extent made as of a specific date, in which case each such representation and warranty is true and correct as of such date; and

(g)     by its signature below, Borrower agrees that it shall constitute an Event of Default if any representation or warranty made herein is untrue or incorrect in as of the date when made or deemed made.

8.     Agreement in Full Force and Effect as Amended. Except as specifically amended hereby, the Loan Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed as so amended. Except as expressly set forth herein, this Amendment shall not be deemed to be an amendment or modification of any provisions of the Loan Agreement or any other Loan Document or any right, power or remedy of the Lenders, nor constitute a waiver of any provision of the Loan Agreement, any other Loan Document, or any other document, instrument and/or agreement executed or delivered in connection therewith or of any Default or Event of Default under any of the foregoing, in each case, whether arising before or after the date hereof or as a result of performance hereunder or thereunder. This Amendment also shall not preclude the future exercise of any right, remedy, power, or privilege available to the Lenders whether under the Loan Agreement, the other Loan Documents, at law or otherwise and nothing contained herein shall constitute a course of conduct or dealing among the parties hereto. All references to the Loan Agreement shall be deemed to mean the Loan Agreement as modified hereby. This Amendment shall not constitute a novation or satisfaction and accord of the Loan Agreement or the other Loan Documents, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and conditions of the Loan Agreement and the Loan Documents as amended by this Amendment, as though such terms and conditions were set forth herein. Each reference in the Loan Agreement to “this Amendment,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Loan Agreement as amended by this Amendment, and each reference herein or in any other Loan Document to the “Loan Agreement” shall mean and be a reference to the Loan Agreement as amended and modified by this Amendment.

9.     Counterparts. This Amendment may be executed by one or more of the parties to this Amendment and any number of separate counterparts, each of which when so executed, shall be deemed an original and all said counterparts when taken together shall be deemed to constitute but one and the same instrument.

10.     Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns.

11.     Further Assurance. Borrower hereby agrees from time to time, as and when requested by the Agent or any Lender, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as the Agent or such Lender may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Amendment, the Loan Agreement, and the Loan Documents.

12.     GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS.

13.     Severability. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Amendment.

14.     Reaffirmation. Borrower as debtor, grantor, pledgor, or in any other similar capacity hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party. Borrower hereby consents to this Amendment and acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and reaffirmed. Except as expressly set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or any Lender, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.

15.     Acknowledgment of Obligations. The Borrower hereby acknowledges, confirms and agrees that as of the close of business on January 29, 2015, the Borrower is indebted to the Lenders in respect of the Term Loans in the principal amount of $31,089,727.60, with accrued and outstanding cash interest in the amount of $256,433.26 and accrued and outstanding PIK Interest in the amount of $50,008.44. The Borrower hereby acknowledges, confirms and agrees that all such Term Loans, together with interest accrued and accruing thereon, and all fees, costs, expenses and other charges now or hereafter payable by the Borrower to the Agent and Lenders, are unconditionally owing by the Borrower to the Agent and Lenders, as applicable, without offset, defense or counterclaim of any kind, nature or description whatsoever.

16.     Acknowledgment of Rights; Release of Claims. Borrower hereby acknowledges that: (a) it has no defenses, claims or set-offs to the enforcement by any Lender or the Agent of Borrower’s liabilities, obligations and agreements on the date hereof; (b) to its knowledge, each Lender and the Agent have fully performed all undertakings and obligations owed to it as of the date hereof; and (c) except to the limited extent expressly set forth in this Amendment, each Lender and the Agent do not waive, diminish or limit any term or condition contained in the Loan Agreement or any of the other Loan Documents. Borrower hereby remises, releases, acquits, satisfies and forever discharges the Lenders and Agent, their agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Lenders and Agent (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever through the date hereof. Without limiting the generality of the foregoing, Borrower waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including, but not limited to, the rights to contest: (a) the right of Agent and each Lender to exercise its rights and remedies described in this Amendment; (b) any provision of this Amendment or the Loan Documents; or (c) any conduct of the Lenders or other Releasees relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof.

17.     Tax Treatment. Borrower does not believe that the amendments made pursuant to this Amendment shall be treated as a “significant modification” of the Term Loans under Treasury Regulation 1.1001-3.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date set forth above.

BORROWER: LIGHTING SCIENCE GROUP CORPORATION, a Delaware corporation By: /s/ Ed Bednarcik Name: Ed Bednarcik Title: Chief Executive Officer

AGENT:

MEDLEY CAPITAL CORPORATION,
a Delaware corporation

By: /s/ Richard Allorto
Name: Richard Allorto
Title: CFO

LENDERS:

MEDLEY CAPITAL CORPORATION,
a Delaware corporation

By: /s/ Richard Allorto
Name: Richard Allorto
Title: CFO

MEDLEY OPPORTUNITY FUND II LP,
a Delaware limited partnership

By: /s/ Richard Allorto
Name: Richard Allorto
Title: CFO